Exhibit 99.1

Amcor reports strong first half and second quarter fiscal 2023 result
December 2022 quarter:
GAAP EPS of 30.9 cps; Adjusted EPS of 18.5 cps, up 7% on a comparable constant currency basis
Highlights - Six Months Ended December 31, 2022
•Net sales of $7,354 million, up 6%;
•GAAP Net income of $691 million, up 62%; GAAP diluted earnings per share (EPS) of 46.1 cps, up 65%;
•Adjusted EPS of 36.6 cps, up 8% on a comparable constant currency basis;
•Adjusted EBIT of $791 million, up 8% on a comparable constant currency basis;
•Increasing cash returns to shareholders: quarterly dividend of 12.25 cents per share; and up to $500 million of share repurchases expected in fiscal 2023, including an additional $100 million announced today; and
•Fiscal 2023 outlook: Maintaining adjusted EPS and Free Cash Flow ranges at 77-81 cps and $1-1.1 billion, respectively.

Amcor CEO Ron Delia said: “Amcor delivered strong financial performance for the first half of fiscal 2023, demonstrating excellent operating leverage amid ongoing challenges in the macroeconomic environment. For the year-to-date, organic net sales growth of 2% drove an 8% increase in adjusted earnings per share on a comparable constant currency basis.
We continue to make good progress on our commercial and strategic agenda and our teams are doing an excellent job navigating through volatile market conditions, while recovering general inflation and higher raw material costs. Our exposure to consumer staples and healthcare end markets positions our business well despite some softening in the demand environment and customer destocking through the December quarter. We also completed the sale of our Russian plants and announced a bolt-on acquisition in China to strengthen our healthcare packaging business in the Asia Pacific region.
Notwithstanding a more cautious near term outlook, we remain focused on executing against our strategy for long term growth. Our ability to generate significant annual cash flow allows us to continue to invest in multiple growth opportunities, pay an attractive and growing dividend and regularly repurchase shares. We are confident in the strength of our underlying business, execution capabilities and capital allocation framework, all of which support our compelling investment case.”

Key Financials			Six Months Ended December 31,
GAAP results			2021 $ million	2022 $ million
Net sales			6,927	7,354
Net income attributable to Amcor plc			427	691
EPS (diluted US cents)			27.9	46.1

				Comparable constant currency ∆%
	Six Months Ended December 31,		Reported ∆%
Adjusted non-GAAP results(1)	2021 $ million	2022 $ million
Net sales(2)	6,927	7,354	6	2
EBITDA	976	994	2	7
EBIT	769	791	3	8
Net income	548	548	—	6
EPS (diluted US cents)	35.8	36.6	2	8
Free Cash Flow	105	(61)
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the translation impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.
(2) Comparable constant currency ∆% for net sales excludes a 5% unfavorable currency translation impact and a 10% favorable impact from the pass through of higher raw material costs.

Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Completed sale of Russian business
The sale of Amcor's Russian business was completed on December 23, 2022, with the Company receiving cash proceeds of approximately $365 million, in addition to approximately $65 million of cash on hand in Russia which was repatriated upon close. Approximately $120 million of the cash received is expected to be invested in a range of additional cost saving initiatives to partly offset divested earnings. Of the remaining cash received, Amcor plans to repurchase up to $100 million in additional shares with the balance expected to be used to reduce net debt.

Acquisition of MDK
On January 16, 2023, the Company announced it had entered into an agreement to acquire Shanghai-based MDK. MDK is a leading provider of flexible packaging for the medical device segment generating annual sales of approximately $50 million.
MDK's coating capabilities, medical paper-based packaging products and customer base complement Amcor's existing portfolio, further enhancing the Company's leadership position in the Chinese and broader Asia Pacific medical packaging segment.
The acquisition is expected to close by the end of the third quarter of fiscal 2023.

Shareholder returns
Amcor generates significant annual cash flow, maintains strong credit metrics, and is committed to an investment grade credit rating. The Company's strong annual cash flow and balance sheet provide substantial capacity to simultaneously reinvest in the business for organic growth, pursue acquisitions and return cash to shareholders through a compelling and growing dividend as well as regular share repurchases.
During the six months ended December 31, 2022, the Company returned approximately $400 million to shareholders through cash dividends and share repurchases.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.25 cents per share (compared with 12.00 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 17.30 Australian cents per share, which reflects the quarterly dividend of 12.25 cents per share converted at an AUD:USD average exchange rate of 0.7082 over the five trading days ended February 3, 2023.
The ex-dividend date will be February 28, 2023, the record date will be March 1, 2023 and the payment date will be March 21, 2023.
Share repurchases
Amcor repurchased approximately 3 million shares during the six months ended December 31, 2022 for a total cost of approximately $40 million.
In addition to $400 million of share repurchases announced previously, the Company expects to allocate up to $100 million of proceeds from recently divested businesses towards share purchases, bringing the total expected to be repurchased in fiscal 2023 to up to $500 million.

Financial results - Six Months Ended December 31, 2022
Segment information

	Six Months Ended December 31, 2021				Six Months Ended December 31, 2022
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	5,347	691	12.9		5,591	706	12.6
Rigid Packaging	1,580	117	7.4		1,763	123	7.0
Other(2)	—	(39)			—	(38)
Total Amcor	6,927	769	11.1	15.6	7,354	791	10.8	16.7
(1) Return on average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and last twelve months adjusted EBIT.
(2) Represents corporate expenses.

December 2022 half year:
Net sales of $7,354 million increased by 6% on a reported basis, which includes an unfavorable impact of 5% related to movements in foreign currency exchange rates and price increases of approximately $670 million (representing 10% growth) related to the pass through of higher raw material costs. Items affecting comparability had no material impact on net sales.
Net sales on a comparable constant currency basis were 2% higher than the same period last year reflecting price/mix benefits of approximately 3%, partly offset by approximately 1% lower volumes.
GAAP Net Income was $691 million and includes a $215 million gain on the sale of the business in Russia. Adjusted EBIT of $791 million was 8% higher than last year on a comparable constant currency basis. Adjusted EBIT margin of 10.8% includes an adverse impact of approximately 100 basis points related to the increased sales dollars associated with passing through higher raw material costs.
December 2022 quarter:
Net sales of $3,642 million increased by 4% on a reported basis, which includes an unfavorable impact of 5% related to movements in foreign currency exchange rates and price increases of approximately $270 million (representing 8% growth) related to the pass through of higher raw material costs. Items affecting comparability had no material impact on net sales.
Net sales on a comparable constant currency basis were 1% higher than the same quarter last year reflecting price/mix benefits of approximately 3%, partly offset by approximately 2% lower volumes.
GAAP Net Income was $459 million and includes a $215 million gain on the sale of the business in Russia. Adjusted EBIT of $399 million was 7% higher than the same quarter last year on a comparable constant currency basis.

Flexibles segment result	Six Months Ended December 31,		Reported ∆%	Comparable constant currency ∆%
	2021 $ million	2022 $ million
Net sales	5,347	5,591	5	3
Adjusted EBIT	691	706	2	8
Adjusted EBIT / Sales %	12.9	12.6
December 2022 half year:
On a reported basis, net sales of $5,591 million were 5% higher than the same period last year, which includes an unfavorable impact of 7% related to movements in foreign exchange rates and price increases of approximately $460 million (representing 9% growth) related to the pass through of higher raw material costs. Items affecting comparability had no material impact on net sales. Net sales on a comparable constant currency basis were 3% higher than the same period last year reflecting price/mix benefits of approximately 4%, partly offset by approximately 1% lower volumes.
In North America, net sales grew in the low single digit range driven by price/mix benefits, partly offset by lower volumes. Volumes were higher in healthcare, cheese, pet care and home and personal care categories, more than offset by lower volumes in categories including condiments, fresh meat, snacks and confectionary.

In Europe, net sales grew in the mid single digit range driven by price/mix benefits, partly offset by lower volumes. Higher volumes in pharmaceuticals, capsules and pet care were more than offset by lower volumes in home and personal care, coffee, yogurt and confectionary.
Net sales grew at low single digit rates across the Asia Pacific region reflecting price/mix benefits partly offset by lower volumes. Growth was strong in India, Australia and in the pan Asian healthcare and meat end markets, partly offset by lower volumes in China where demand was unfavorably impacted by COVID related lockdowns, particularly in the December 2022 quarter. In Latin America, net sales grew at low single digit rates driven by favorable price/mix benefits, partly offset by lower volumes which weakened in the December 2022 quarter across Brazil and Chile.
Adjusted EBIT of $706 million was 8% higher than the same period last year on a comparable constant currency basis, reflecting price/mix benefits, strong management of inflation and favorable operating cost performance.
Adjusted EBIT margin of 12.6% includes an adverse impact of approximately 120 basis points related to the increased sales dollars associated with passing through higher raw material costs.
December 2022 quarter:
On a reported basis, net sales of $2,812 million were 4% higher than the same quarter last year, which includes an unfavorable impact of 6% related to movements in foreign exchange rates and price increases of approximately $190 million (representing 7% growth) related to the pass through of higher raw material costs. Items affecting comparability had no material impact on net sales. Net sales on a comparable constant currency basis were 3% higher than the same quarter last year reflecting price/mix benefits of approximately 4%, partly offset by 1.5% lower volumes.
Adjusted EBIT of $353 million was 5% higher than the same quarter last year on a comparable constant currency basis.

Rigid Packaging segment result	Six Months Ended December 31,		Reported ∆%	Comparable constant currency ∆%
	2021 $ million	2022 $ million
Net sales	1,580	1,763	12	(1)
Adjusted EBIT	117	123	5	7
Adjusted EBIT / Sales %	7.4	7.0
December 2022 half year:
On a reported basis, net sales of $1,763 million were 12% higher than the same period last year, which includes an unfavorable impact of 1% related to movements in foreign exchange rates and price increases of approximately $210 million (representing 13% growth) related to the pass through of higher raw material costs. Net sales on a comparable constant currency basis were 1% lower than the same period last year reflecting approximately 2% lower volumes, partly offset by price/mix benefits of approximately 1%.
In North America, overall beverage volumes were 5% lower than the same period last year. Hot fill beverage container volumes were up 2% as a result of continued growth in key categories, offset by lower combined preform and cold fill container volumes compared to the prior period. In the December 2022 quarter, overall beverage volumes were 7% lower than the same quarter last year which reflects lower consumer demand and customer destocking, partly offset by new business wins. December 2022 quarter hot fill beverage container volumes were 2% lower than last year, in line with the market. Year to date specialty container volumes were higher than the same period last year driven by growth in the healthcare, dairy and nutrition end markets.
In Latin America, volumes were marginally higher than last year with volume growth in Argentina and Mexico offset by lower volumes in Brazil. December 2022 quarter volumes were unfavorably impacted by softening demand mainly in Argentina and Brazil and overall volumes declined at mid single digit rates.
Adjusted EBIT of $123 million was 7% higher than the same period last year on a comparable constant currency basis, reflecting improved cost performance.
Adjusted EBIT margin of 7.0% includes an adverse impact of approximately 90 basis points related to the increased sales dollars associated with passing through higher raw material costs.
December 2022 quarter:
On a reported basis, net sales of $830 million were 4% higher than the same quarter last year, which includes an unfavorable impact of 1% related to movements in foreign exchange rates and price increases of approximately $80 million (representing 10% growth) related to the pass through of higher raw material costs. Net sales on a comparable constant currency basis were 5% lower than the same quarter last year reflecting lower volumes.
Adjusted EBIT of $57 million was 6% higher than the same quarter last year on a comparable constant currency basis.

Net interest and income tax expense
For the half year ended 31 December, 2022, net interest expense of $118 million was $49 million higher than the same period last year reflecting higher interest rates. GAAP income tax expense was $91 million compared with $124 million in the same period last year. Excluding amounts related to non-GAAP adjustments, adjusted tax expense for the half year ended December 31, 2022 was $121 million compared with $147 million in the same period last year. Adjusted tax expense represents an effective tax rate of 18.0%, compared with 21.0% in the same period last year.
Free Cash Flow
For the December 2022 half year, adjusted free cash outflow was $61 million compared with an inflow of $105 million in the same period last year. As expected, the variance compared with last year largely reflects the impact of higher inventory levels to mitigate supply chain constraints mainly through the 2022 fiscal year, along with the unfavorable impact on the working capital cycle related to higher raw material costs. December 2022 quarter adjusted Free cash inflow of $338 million was in line with the same quarter last year.
Net debt was $6,065 million at December 31, 2022. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 2.8 times.

Fiscal 2023 guidance
For the twelve month period ending June 30, 2023, assuming current foreign exchange rates prevail through the balance of the year, the Company expects:
•Adjusted EPS on a reported basis of 77 to 81 cents per share, however, entering the second half of the year the Company is more cautious in relation to the demand environment. Adjusted EPS expectations include:
•Growth of approximately 3-8% on a comparable constant currency basis comprising approximately 5-10% growth from the underlying business performance and a benefit of approximately 2% from share repurchases, partly offset by a negative impact of approximately 4% related to higher combined interest and tax expense;
•A negative impact of approximately 3% related to the sale of the Company's three plants in Russia on December 23, 2022 (updated from a negative 2% previously); and
•A negative impact of approximately 4% related to a stronger US dollar (updated from a negative 5% previously).
•Adjusted Free Cash Flow of approximately $1.0 billion to $1.1 billion.
•Up to $500 million of cash to be allocated towards share repurchases (updated from $400 million previously).
Amcor's guidance contemplates a range of factors which create a degree of uncertainty and complexity when estimating future financial results, and is provided in the context of greater than usual volatility in demand. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.

Conference Call

Amcor is hosting a conference call with investors and analysts to discuss these results on February 7, 2023 at 5.30pm US Eastern Daylight Time / February 8, 2023 at 9.30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following numbers, with the Conference ID 8080870:
•US & Canada – 888 440 4149 (toll-free), 646 960 0661 (local)
•Australia – 1800 519 630 (toll free), 02 9133 7103 (local)
•United Kingdom – 0800 358 0970 (toll free), 020 3433 3846 (local)
•Singapore – +65 3159 5133 (local number)
•Hong Kong – +852 3002 3410 (local number)
From all other countries, the call can be accessed by dialing +1 646 960 0661 (toll).

A replay of the webcast will also be available in the "Investors" section at www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging solutions for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures and services. The Company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. In fiscal 2022, 44,000 Amcor people generated $14.5 billion in annual sales from operations that span 220 locations in 43 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America
Amcor	Amcor	Amcor
+61 3 9226 9028 / +1 2244785790	+61 3 9226 9070	+1 224 313 7141
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com

Media - Australia	Media - Europe & North America
James Strong	Ernesto Duran
Partner	Head of Global Communications
Citadel-MAGNUS	Amcor
+61 448 881 174	+41 78 698 69 40
jstrong@citadelmagnus.com	ernesto.duran@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” "commit," “estimate,” “potential,” "ambitions," “outlook,” or “continue,” the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers, or advisors provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements; the loss of key customers, a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; challenging current and future global economic conditions, including inflation and supply chain disruptions; impact of operating internationally, including negative impacts from the Russia-Ukraine conflict; price fluctuations or shortages in the availability of raw materials, energy, and other inputs; disruptions to production, supply, and commercial risks, which may be exacerbated in times of economic volatility; global health outbreaks, including COVID-19; an inability to attract and retain key personnel; costs and liabilities related to current and future environment, health, and safety laws and regulations; labor disputes; risks related to climate change; failures or disruptions in information technology systems; cybersecurity risks; a significant increase in indebtedness or a downgrade in the credit rating; foreign exchange rate risk; rising interest rates; a significant write-down of goodwill and/or other intangible assets; failure to maintain an effective system of internal control over financial reporting; inability of the Company’s insurance policies to provide adequate protections; challenges to or the loss of intellectual property rights; litigation, including product liability claims; increasing scrutiny and changing expectations with respect to Amcor Environmental, Social and Governance policies resulting in increased costs; changing government regulations in environmental, health, and safety matters; changes in tax laws or changes in our geographic mix of earnings; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2022 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

• material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to the restructuring plan;
• material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries;
• impairments in goodwill and equity method investments;
• material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs;
• material purchase accounting adjustments for inventory;
• amortization of acquired intangible assets from business combination;
• significant property impairments, net of insurance recovery;
• payments or settlements related to legal claims;
• impacts from hyperinflation accounting; and
• impacts related to the Russia-Ukraine conflict.

Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to acquired, disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort. These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from February 28, 2023 to March 1, 2023, inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
($ million)	2021	2022	2021	2022
Net sales	3,507	3,642	6,927	7,354
Cost of sales	(2,862)	(2,980)	(5,632)	(6,024)
Gross profit	645	662	1,295	1,330
Selling, general, and administrative expenses	(303)	(298)	(616)	(600)
Research and development expenses	(23)	(24)	(48)	(49)
Restructuring and other related activities, net	(10)	213	(18)	212
Other income, net	13	6	5	8
Operating income	322	559	618	901
Interest expense, net	(34)	(68)	(69)	(118)
Other non-operating income, net	2	3	7	3
Income before income taxes	290	494	556	786
Income tax expense	(61)	(33)	(124)	(91)
Net income	229	461	432	695
Net income attributable to non-controlling interests	(4)	(2)	(5)	(4)
Net income attributable to Amcor plc	225	459	427	691
USD:EUR average FX rate	0.8748	0.9799	0.8615	0.9870

Basic earnings per share attributable to Amcor	0.148	0.309	0.280	0.465
Diluted earnings per share attributable to Amcor	0.148	0.307	0.279	0.461
Weighted average number of shares outstanding – Basic	1,520	1,475	1,524	1,474
Weighted average number of shares outstanding – Diluted	1,524	1,485	1,528	1,486

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
($ million)	2021	2022
Net income	432	695
Depreciation, amortization and impairment	332	284
Net gain on disposal of businesses	—	(219)
Changes in operating assets and liabilities	(525)	(696)
Other non-cash items	84	81
Net cash provided by operating activities	323	145
Purchase of property, plant and equipment and other intangible assets	(255)	(250)
Proceeds from sales of property, plant and equipment and other intangible assets	6	8
Business acquisitions and investments in affiliated companies, and other	(11)	(103)
Proceeds from divestitures	—	370
Net debt proceeds	471	406
Dividends paid	(368)	(365)
Share buyback/cancellations	(295)	(40)
Treasury shares purchases, net	(41)	(89)
Other, including effect of exchange rates on cash and cash equivalents	(54)	(95)
Net decrease in cash and cash equivalents	(224)	(13)
Cash and cash equivalents at the beginning of the year (1)	850	850
Cash and cash equivalents at the end of the period	626	837
(1) Cash and cash equivalents at the beginning of the fiscal year 2023 include $75 million of cash and cash equivalents classified as held for sale

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2022		December 31, 2022
Cash and cash equivalents	775		837
Trade receivables, net	1,935		1,972
Inventories, net	2,439		2,509
Property, plant, and equipment, net	3,646		3,687
Goodwill and other intangible assets, net	6,942		6,858
Assets held for sale, net	192		—
Other assets	1,497		1,612
Total assets	17,426	17,426	17,475
Trade payables	3,073		2,785
Short-term debt and current portion of long-term debt	150		62
Long-term debt, less current portion	6,340		6,840
Liabilities held for sale	65		—
Accruals and other liabilities	3,657		3,377
Shareholders' equity	4,141		4,411
Total liabilities and shareholders' equity	17,426		17,475

Components of Fiscal 2023 Net Sales growth

	Three Months Ended December 31, 2022			Six Months Ended December 31, 2022
($ million)	Flexibles	Rigid Packaging	Total	Flexibles	Rigid Packaging	Total
Net sales fiscal year 2023	2,812	830	3,642	5,591	1,763	7,354
Net sales fiscal year 2022	2,713	794	3,507	5,347	1,580	6,927
Reported Growth %	4	4	4	5	12	6
FX %	(6)	(1)	(5)	(7)	(1)	(5)
Constant Currency Growth %	10	5	9	12	12	12
RM Pass Through %	7	10	8	9	13	10
Items affecting comparability	—	—	—	—	—	—
Comparable Constant Currency Growth %	3	(5)	1	3	(1)	2
Volume %	(1)	(5)	(2)	(1)	(2)	(1)
Price/ Mix %	4	—	3	4	1	3

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, and Earnings per share (EPS)

	Three Months Ended December 31, 2021				Three Months Ended December 31, 2022
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	225	225	225	14.8	459	459	459	30.7
Net income attributable to non-controlling interests	4	4			2	2
Tax expense	61	61			33	33
Interest expense, net	34	34			68	68
Depreciation and amortization	143				141
EBITDA, EBIT, Net income and EPS	467	324	225	14.8	703	562	459	30.7
Material restructuring programs	10	10	10	0.6	—	—	—	—
Net loss on disposals	9	9	9	0.6	—	—	—	—
Impact of hyperinflation	2	2	2	0.1	5	5	5	0.3
Property and other losses, net	(1)	(1)	(1)	—	—	—	—	—
Pension settlements	3	3	3	0.2	—	—	—	—
Russia-Ukraine conflict impacts	—	—	—	—	(207)	(207)	(207)	(13.8)
Other	—	—	—	—	(1)	(1)	(1)	—
Amortization of acquired intangibles		41	41	2.6		40	40	2.6
Tax effect of above items			(12)	(0.8)			(19)	(1.3)
Adjusted EBITDA, EBIT, Net income and EPS	490	388	277	18.1	500	399	277	18.5
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					2	3	—	2
% items affecting comparability					1	1	1	1
% currency impact					4	3	4	4
% comparable constant currency growth					7	7	5	7

	Six Months Ended December 31, 2021				Six Months Ended December 31, 2022
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	427	427	427	27.9	691	691	691	46.1
Net income attributable to non-controlling interests	5	5			4	4
Tax expense	124	124			91	91
Interest expense, net	69	69			118	118
Depreciation and amortization	289				283
EBITDA, EBIT, Net income, and EPS	914	625	427	27.9	1,187	904	691	46.1
Material restructuring programs	17	17	17	1.1	—	—	—	—
Net loss on disposals (2)	9	9	9	0.6	—	—	—	—
Impact of hyperinflation	4	4	4	0.3	13	13	13	0.9
Property and other losses, net(3)	27	27	27	1.8	—	—	—	—
Pension settlements	3	3	3	0.2	—	—	—	—
Russia-Ukraine conflict impacts(4)	—	—	—	—	(204)	(204)	(204)	(13.6)
Other	2	2	2	0.1	(2)	(2)	(2)	(0.1)
Amortization of acquired intangibles		82	82	5.3		80	80	5.3
Tax effect of above items			(23)	(1.5)			(30)	(2.0)
Adjusted EBITDA, EBIT, Net income and EPS	976	769	548	35.8	994	791	548	36.6
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					2	3	—	2
% items affecting comparability(5)					1	1	1	1
% currency impact					4	4	5	5
% comparable constant currency growth					7	8	6	8

(1) Calculation of diluted EPS for the three and six months ended December 31, 2022 excludes net income attributable to shares to be repurchased under forward contracts of $3 million and $6 million respectively and $1 million for the three and six months ended December 31, 2021.
(2) Net loss on disposals for the six months ended December 31, 2021 includes an expense of $9 million, triggered by a commitment to sell non-core assets.
(3) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during general civil unrest in July 2021, net of insurance recovery.
(4) Includes the net gain on disposal of the Russian business and incremental restructuring and other costs associated with the Russia-Ukraine conflict.
(5) Reflects the impact of acquired, disposed and ceased operations.

Reconciliation of adjusted EBIT by reporting segment

	Three Months Ended December 31, 2021				Three Months Ended December 31, 2022
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				225				459
Net income attributable to non-controlling interests				4				2
Tax expense				61				33
Interest expense, net				34				68
EBIT	295	49	(20)	324	516	50	(4)	562
Material restructuring programs	10	—	—	10	—	—	—	—
Net loss on disposals	9	—	—	9	—	—	—	—
Impact of hyperinflation	—	2	—	2	—	5	—	5
Property and other gains, net	(1)	—	—	(1)	—	—	—	—
Pension settlements	—	2	1	3	—	—	—	—
Russia-Ukraine conflict impacts	—	—	—	—	(207)	—	—	(207)
Other	—	—	—	—	6	—	(7)	(1)
Amortization of acquired intangibles	39	2	—	41	38	2	—	40
Adjusted EBIT	352	55	(19)	388	353	57	(11)	399
Adjusted EBIT / sales %	13.0%	6.9%		11.1%	12.5%	6.9%		11.0%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					—	5		3
% items affecting comparability					1	—		1
% currency impact					4	1		3
% comparable constant currency					5	6		7

	Six Months Ended December 31, 2021				Six Months Ended December 31, 2022
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				427				691
Net income attributable to non-controlling interests				5				4
Tax expense				124				91
Interest expense, net				69				118
EBIT	559	108	(42)	625	827	107	(30)	904
Material restructuring programs	17	—	—	17	—	—	—	—
Net loss on disposals(1)	9	—	—	9	—	—	—	—
Impact of hyperinflation	—	4		4	—	13	—	13
Property and other losses, net(2)	27	—	—	27	—	—	—	—
Pension settlements		2	1	3	—	—	—	—
Russia-Ukraine conflict impacts(3)	—	—	—	—	(204)	—	—	(204)
Other	—	—	2	2	6	—	(8)	(2)
Amortization of acquired intangibles	79	3	—	82	77	3	—	80
Adjusted EBIT	691	117	(39)	769	706	123	(38)	791
Adjusted EBIT / sales %	12.9%	7.4%		11.1%	12.6%	7.0%		10.8%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					2	5		3
% items affecting comparability(4)					1	—		1
% currency impact					5	2		4
% comparable constant currency					8	7		8
(1) Net loss on disposals for the six months ended December 31, 2021 includes an expense of $9 million, triggered by a commitment to sell non-core assets.
(2) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during general civil unrest in July 2021, net of insurance recovery.
(3) Includes the net gain on disposal of the Russian business and incremental restructuring and other costs associated with the Russia-Ukraine conflict.
(4) Reflects the impact of acquired, disposed and ceased operations.

Reconciliations of Adjusted Free Cash Flow

	Six Months Ended December 31,
($ million)	2021	2022
Net cash provided by operating activities	323	145
Purchase of property, plant, and equipment, and other intangible assets	(255)	(250)
Proceeds from sales of property, plant, and equipment, and other intangible assets	6	8
Russia-Ukraine conflict impacts, material transaction and integration related costs	31	36
Adjusted Free Cash Flow(1)	105	(61)
(1) Adjusted Free Cash Flow excludes Russia-Ukraine conflict impacts, material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

	Six Months Ended December 31,
($ million)	2021	2022
Adjusted EBITDA	976	994
Interest paid, net	(47)	(112)
Income tax paid	(110)	(91)
Purchase of property, plant, and equipment and other intangible assets	(255)	(250)
Proceeds from sales of property, plant, and equipment and other intangible assets	6	8
Movement in working capital	(440)	(610)
Other	(25)	—
Adjusted Free Cash Flow(1)	105	(61)
(1) Adjusted Free Cash Flow excludes Russia-Ukraine conflict impacts, material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

Reconciliation of net debt

($ million)	June 30, 2022	December 31, 2022
Cash and cash equivalents	(775)	(837)
Short-term debt	136	48
Current portion of long-term debt	14	14
Long-term debt, less current portion	6,340	6,840
Net debt	5,715	6,065